EXHIBIT 11


                  ALEX. BROWN INCORPORATED AND SUBSIDIARIES

                     Calculation of Earnings Per Share
                 (in thousands, except per share amounts)


                                           Year Ended                 Year Ended                   Year Ended
                                            12/31/94                   12/31/93                     12/31/92


                                                   Fully                        Fully                       Fully
                                   Primary        Diluted       Primary        Diluted        Primary      Diluted
 Weighted average shares
   outstanding:
     Common stock                   15,159         15,159        15,570         15,570         15,300       15,300
     Stock options                     257            327           346            420            442          473
     Convertible subordinated
       debentures                       -           2,502             -          1,819              -        1,291
                                    15,416         17,988        15,916         17,809         15,742       17,064

 Net earnings for
   calculating earnings
   per share:
     Net earnings                  $70,871        $70,871       $89,226     $   89,226     $   58,611     $ 58,611
     Interest expense on
       convertible subordinated
       debentures, net of tax           -           2,059             -          1,495              -        1,080



                               $   70,871      $   72,930    $   89,226     $   90,721     $   58,611     $ 59,691


 Earnings per share            $     4.60      $     4.05    $     5.61     $     5.09     $     3.72     $   3.50